AMENDMENT NO. 6 TO FUND PARTICIPATION AGREEMENT -

SEPARATE ACCOUNT NO. 2 AND NO. 3

THIS AMENDMENT NO. 6 TO FUND PARTICIPATION AGREEMENT – SEPARATE ACCOUNT NO. 2 AND ACCOUNT NO. 3 (the “Amendment”) is effective as of the 1st day of October, 2017, by and among MUTUAL OF AMERICA LIFE INSURANCE COMPANY (“Mutual” or the “Company’’), AMERICAN CENTURY VARIABLE PORTFOLIOS, INC. (“ACVP”), the investment adviser, AMERICAN CENTURY INVESTMENT MANAGEMENT, INC. (“ACIM”), the distributor, AMERICAN CENTURY INVESTMENT SERVICES, INC., (the “Distributor”), and the transfer agent AMERICAN CENTURY SERVICES, LLC (together with the Distributor, “American Century’’). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement (defined below).

RECITALS

WHEREAS, Mutual, ACVP and ACIM are parties to that certain Fund Participation Agreement dated December 30, 1988, as amended (the “Agreement”);

WHEREAS, for purposes of this Amendment, the term “Funds,” and individually, a “Fund,” shall be defined as certain funds in the American Century family of mutual funds made available by the Distributor from time to time;

WHEREAS, ACVP and ACIM desire to assign all of ACVP’s and ACIM’s rights and obligations under the Agreement to American Century, and American Century wishes to consent to such assignment;

WHEREAS, the parties have agreed to amend the Agreement to make available Y Class shares of certain Funds as an additional investment option under the Agreement;

WHEREAS, the parties desire to revise the applicable Administrative Services Fees under the Agreement, as set forth in the attached Exhibit A;

WHEREAS, the parties desire to revise the Agreement to add NSCC trading language to the Agreement; and

WHEREAS, the parties now desire to modify the Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

1. ACVP and ACIM each hereby assign all of its rights and obligations under the Agreement to American Century, and American Century hereby accepts such assignment. The Company hereby consents to such assignment and removal of ACVP and ACIM as parties to the Agreement. All existing references to ACVP and ACIM in the Agreement (however defined or referenced) shall be deemed to refer to American Century.

2. Section 3 of the Agreement is hereby amended by adding “(a)” immediately before the word “IRC” and adding the following language immediately after the existing text:

(b)	Notwithstanding anything to the contrary provided for in Section 3(a) above, certain orders will be transmitted pursuant to the National Securities Clearing Corporation’s (“NSCC”) Mutual Fund Settlement, Entry and Redemption Verification (“Fund/SERV”) system. If transactions in shares are to be settled through the NSCC’s Fund/SERV system, the following provisions shall apply:

(1)	Each party to this Agreement represents that it or one of its affiliates has entered into the Standard Networking Agreement with the NSCC and it desires to participate in the programs offered by the NSCC Fund/SERV system which provide (i) an automated process whereby shareholder purchases and redemptions, exchanges and transactions of mutual fund shares are executed through the Fund/SERV system, and (ii) a centralized and standardized communication system for the exchange of customer-level information and account activity through the Fund/SERV Networking system.

(2)	For each Fund/SERV transaction, including transactions establishing accounts with American Century or its affiliates, Mutual shall provide American Century with all information necessary or appropriate to establish and maintain each Fund/SERV transaction (and any subsequent changes to such information), which Mutual hereby certify is and shall remain true and correct. Mutual shall maintain documents required by American Century or the Funds to effect Fund/SERV transactions. Each instruction shall be deemed to be accompanied by a representation by Mutual that it has received proper authorization from each person whose purchase, redemption, account transfer or exchange transaction is effected as a result of such instruction.

(3)	At all times each party shall maintain insurance coverage that is reasonable and customary in light of all its responsibilities hereunder and under applicable law. Such coverage shall insure for losses resulting from the criminal acts, errors or omissions of each party’s employees and agents.

(4)	Mutual represents and warrants that all instructions, questions and other correspondence concerning the accounts for which trades are made in accordance with this Section 3(b) shall come from Mutual, and that individual account holders shall contact Mutual, rather than contact American Century or the Funds directly, with instructions, questions and requests concerning the Funds. Mutual further represents and warrants that it, rather than American Century or the Funds, has reporting responsibility to its customers for confirmations of transactions and monthly, quarterly and year-end statements.”

3. Available Classes. In addition to the classes currently available under the Agreement, the Distributor will from time to time make available Y class shares of certain Funds.

4. Exhibit A. Exhibit A is hereby deleted in its entirety and replaced by Exhibit A, attached hereto.

5. Ratification and Confirmation of Agreement. In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the Agreement.

6. Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

7. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

[Remainder of Page Intentionally Left Blank; Signatures Appear on Following Page]

IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 6 as of the date first above written.

MUTUAL OF AMERICA LIFE INSURANCE COMPANY		AMERICAN CENTURY INVESTMENT MANAGEMENT, INC.

By:		By:
Name:	James J. Roth	Name:	Otis H. Cowan
Title:	Senior Executive Vice President & General Counsel	Title:	Vice President

AMERICAN CENTURY VARIABLE PORTFOLIOS, INC.		AMERICAN CENTURY INVESTMENT SERVICES, INC.

By:		By:
Name:	Janet A. Nash	Name:	Cindy A. Johnson
Title:	Asst. Vice President	Title:	Vice President

AMERICAN CENTURY SERVICES, LLC

By:
Name:	Ryan L. Blaine
Title:	Vice President

EXHIBIT A

Pursuant to Section 4 of the Fund Participation Agreement, American Century shall reimburse the expenses of Mutual in administering Contract owner accounts as follows:

1. American Century acknowledges that it will derive a substantial savings in administrative expenses for administrative services provided by Mutual to Contract owners in connection with Fund shares purchased for the Contracts (the “Administrative Services,” including, but not limited to, those set forth on Exhibit B, attached hereto) as well as such as a reduction in expenses related to postage, shareholder communications and recordkeeping, by virtue of having a single shareholder account for the Account rather than having each Contract owner or plan participant as a shareholder. In consideration of these Administrative Services, American Century will pay Mutual a fee (the “Administrative Services Fee”) equal to 25 basis points (0.25%) per annum of the average aggregate amount invested by Mutual under this Agreement, except no Administrative Services Fee shall be paid to Mutual for assets that are held in the Y class of shares made available under this Agreement. Notwithstanding any other provision hereof, no fee shall be due from American Century for any month in which Mutual’s average aggregate investment in the Fund by all of its separate accounts is below $10 million.

2. The payments received by Mutual under this Agreement are for administrative and shareholder services only and do not constitute payment in any manner for investment advisory services or for costs of distribution.

3. For the purposes of computing the payment to Mutual contemplated by this Exhibit A, the average aggregate amount invested by Mutual on behalf of the Account in the Fund over a one-month period shall be computed by totaling Mutual’s aggregate investment (share net asset value multiplied by total number of shares of the Fund held by Mutual) on each Business Day during the month and dividing by the total number of Business Days during such month.

4. American Century will calculate the amount of the payment to be made pursuant to this Exhibit A at the end of each calendar quarter and will make such payment to Mutual within 30 days thereafter. The check for such payment will be accompanied by a statement showing the calculation of the amounts being paid by American Century for the relevant months and such other supporting data as may be reasonably requested by Mutual and shall be mailed to the address shown below, as updated from time to time by written notice from Mutual:

Mutual of America Life Insurance Company 320 Park Avenue, 8th Floor
New York, NY 10022 Attention: Ron Schlanger Phone No.: 212-224-1833
Fax No.: 212-224-2536